As filed with the Securities and Exchange Commission on December 10, 2018

Registration No. 333-223412

333-215139

333-208057

333-200412

333-183331

333-179255

333-172712

333-158973

333-149072

333-129825

333-119011

333-13388

333-113341

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement No. 333-223412,

Form S-8 Registration Statement No. 333-215139,

Form S-8 Registration Statement No. 333-208057,

Form S-8 Registration Statement No. 333-200412,

Form S-8 Registration Statement No. 333-183331,

Form S-8 Registration Statement No. 333-179255,

Form S-8 Registration Statement No. 333-172712,

Form S-8 Registration Statement No. 333-158973,

Form S-8 Registration Statement No. 333-149072,

Form S-8 Registration Statement No. 333-129825,

and

Form S-8 Registration Statement No. 333-119011

and

Post-Effective Amendment No. 2 to

Form S-8 Registration Statement No. 333-13388

and

Form S-8 Registration Statement No. 333-113341

UNDER

THE SECURITIES ACT OF 1933

OCLARO, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1303994
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 Charcot Avenue

San Jose, CA 95131

(Address of principal executive offices including zip code)

Oclaro, Inc. Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan

Opnext, Inc. Second Amended and Restated 2001 Long-Term Stock Incentive Plan, as amended

Pine Photonics Communications, Inc. 2001 Stock Plan

Oclaro, Inc. 2011 Employee Stock Purchase Plan

Oclaro, Inc. Amended and Restated 2004 Stock Incentive Plan

Avanex Corporation 1998 Stock Plan, as amended

Avanex Corporation 1999 Director Option Plan, as amended

Holographix Inc. 2000 Stock Option Plan, as amended

Amended and Restated 2004 Stock Incentive Plan

Bookham, Inc. 2004 Stock Incentive Plan

Bookham, Inc. 1995 Employee Share Option Scheme

Bookham, Inc. 2004 Employee Stock Purchase Plan

Bookham, Inc. 2004 Sharesave Scheme

Bookham, Inc. 2001 Approved Sharesave Scheme

Bookham, Inc. 1998 Employee Share Option Scheme

New Focus, Inc. 1990 Incentive Stock Plan, as amended

New Focus, Inc. 1998 Stock Plan

New Focus, Inc. 1999 Stock Plan

New Focus, Inc. 2000 Director Stock Option Plan, as amended

New Focus, Inc. 2000 Stock Plan, as amended

(Full title of the plans)

Alan Lowe

President and Chief Executive Officer

Oclaro, Inc.

225 Charcot Avenue

San Jose, CA 95131

(408) 383-1400

With copy to:

Lisa L. Stimmell, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements of Oclaro, Inc., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (“SEC”), each pertaining to the registration of shares of Common Stock of the Company, par value $0.01 per share (“Common Stock”) offered under certain employee benefit and equity plans and agreements:

File No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock Registered (#)
333-223412	March 2, 2018	Oclaro, Inc. Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan.	8,000,000
333-215139	December 16, 2016	Oclaro, Inc. Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan.	6,000,000
333-208057	November 16, 2015	Oclaro, Inc. Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan.	8,000,000
333-200412	November 20, 2014	Oclaro, Inc. Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan.	10,008,776
333-183331	August 15, 2012	Opnext, Inc. Second Amended and Restated 2001 Long-Term Stock Incentive Plan, as Amended Pine Photonics Communications, Inc. 2001 Stock Plan	10,785,398
333-179255	January 31, 2012	Oclaro, Inc. 2011 Employee Stock Purchase Plan	1,700,000
333-172712	March 10, 2011	Oclaro, Inc. Amended and Restated 2004 Stock Incentive Plan	4,000,000
333-158973	May 5, 2009	Avanex Corporation 1998 Stock Plan, as amended Avanex Corporation 1999 Director Option Plan, as amended Holographix Inc. 2000 Stock Option Plan, as amended	14,401,963
333-149072	February 5, 2008	Bookham, Inc. Amended and Restated 2004 Stock Incentive Plan	10,000,000
333-129825	November 18, 2005	Bookham, Inc. 2004 Stock Incentive Plan	5,000,000
333-119011	September 15, 2004	Bookham, Inc. 2004 Stock Incentive Plan Bookham, Inc. 2004 Employee Stock Purchase Plan Bookham, Inc. 2004 Sharesave Scheme Bookham, Inc. 2001 Approved Sharesave Scheme Bookham, Inc. 1998 Employee Share Option Scheme	8,043,400
Post-Effective Amendment No. 1 to 333-13388	September 15, 2004	Bookham, Inc. 1995 Employee Share Option Scheme	60,543

File No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock Registered (#)
333-13388	June 19, 2000	Bookham, Inc. 1995 Employee Share Option Scheme	901,000
Post-Effective Amendment No. 1 to 333-113341	September 15, 2004	New Focus, Inc. 1990 Incentive Stock Plan, as amended New Focus, Inc. 1998 Stock Plan New Focus, Inc. 1999 Stock Plan New Focus, Inc. 2000 Director Stock Option Plan, as amended New Focus, Inc. 2000 Stock Plan, as amended	176,283
333-113341	March 5, 2004	New Focus, Inc. 1990 Incentive Stock Plan, as amended New Focus, Inc. 1998 Stock Plan New Focus, Inc. 1999 Stock Plan New Focus, Inc. 2000 Director Stock Option Plan, as amended New Focus, Inc. 2000 Stock Plan, as amended	6,358,319

Pursuant to the Agreement and Plan of Merger dated as of March 11, 2018, by and among the Company, Lumentum Holdings Inc., Prota Merger Sub, Inc. (“Merger Sub”), and Prota Merger, LLC, Merger Sub merged with and into the Company.

Accordingly, in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all such securities registered but unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on December 10, 2018.

OCLARO, INC.

By:	/s/ Judy Hamel
	Name:	Judy Hamel
	Title:	Secretary

No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.